UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into Material Definitive Agreement

MVP REIT, Inc., (“MVP”) through its wholly owned entity, MVP Milwaukee Wells, LLC announced that it has entered into a Purchase Agreement with Progeny Capital Partners, LLC. (the “Seller”) dated May 22, 2015 to purchase a parking lot for approximately $3.9 million in Milwaukee, Wisconsin.

The parking lot is located at 746-752 N. Old World Street, Milwaukee, Wisconsin (the “Property”).   The parking lot consists of 41,260 square feet.

MVP anticipates entering into a lease with PCAM, LLC, (“PCAM”) an affiliate of the Seller and the current operator.  PCAM will lease the parking lot for $280,000 annually. MVP will also receive 50% of annual gross revenues in excess of certain contractual incentive thresholds.  Upon any sale of the Property, PCAM shall be entitled to receive 25% of the net proceeds in excess of $3.9 million.

The Purchase Agreement is subject to MVP’s due diligence.  It is anticipated that the purchase will close in June 2015, however, there can be no assurance when and if this acquisition will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 26, 2015

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress
Chief Financial Officer